Exhibit 10.8.1

RESTRUCTURING AGREEMENT

dated as of January 25, 2018

among

AIR WISCONSIN AIRLINES LLC

HER MAJESTY IN RIGHT OF CANADA

BOMBARDIER INC.

U.S. BANK NATIONAL ASSOCIATION

and

INVESTISSEMENT QUÉBEC

Table of Contents

1.	Definitions: Usage	1
2.	Lease Rental Payments	1
3.	Bombardier’s Additional Payment	2
4.	Termination of RVGs for Debt Aircraft	2
5.	Termination of Other AWA-Bombardier Agreements	3
6.	Assignment of Bombardier’s Loans	3
7.	EDC Loans	3
8.	IQ Fee Payments	3
9.	Representations	3
10.	Closing; Conditions Precedent	5
11.	Transaction Expenses	5
12.	Instructions to Loan Trustee	5
13.	Consent	6
14.	Further Assurances	6
15.	Miscellaneous	6

Exhibits

A	Definitions; Usage
B	Description of Credit Agreements and Debt Aircraft
C	Form of RVG Termination Agreement
D	Form of LMA Termination Agreement
E	Form of Offset Termination Agreement
F	Form of EDC Deferral Amendment
G	Form of IQ Deferral Agreement
H	Equity Portion of Basic Rent for Verizon USLL Aircraft

RESTRUCTURING AGREEMENT

This Restructuring Agreement (this “Agreement”) is entered into as of January 25, 2018, by (1) Air Wisconsin Airlines LLC (“AWA”), a Delaware limited liability company and successor to Air Wisconsin Airlines Corporation, (2) Her Majesty in Right of Canada (“EDC”), (3) Bombardier Inc. (“Bombardier”), (4) U.S. Bank National Association (as successor to Wachovia Bank, National Association) as trustee under each of the Credit Agreements (“Loan Trustee”), and (5) Investissement Québec (“IQ”), as agent of the government of the province of Québec.

EDC, Bombardier, and IQ have provided financial support for AWA’s lease financing of 24 Bombardier CRJ-200 aircraft currently in AWA’s fleet and for AWA’s loan financing of 35 Bombardier CRJ-200 aircraft currently in AWA’s fleet. At the effective time of this Agreement, the parties are taking actions and making agreements that change existing financial arrangements and commit to new ones, all as described in this Agreement.

The parties to this Agreement agree as follows:

1.      Definitions: Usage. Exhibit A has usage rules and definitions that apply to this Agreement.

2.      Lease Rental Payments. Bombardier shall pay to AWA the following amounts, in the case of § 2.1, on the Closing Date, and in the case of § 2.2, within five Business Days after receiving a copy of the wire transfer record (including the federal reference number) or other confirmation that AWA has made the payment(s) of “Basic Rent” (as defined in the Lease for the pertinent Verizon USLL Aircraft):

2.1.	a single payment of $1,968,527, payable on the Closing Date, representing payments made by AWA in October, November, and December 2017 in respect of the equity portion of such Basic Rent; and

2.2.

a series of payments, each representing the equity portion of an installment of such Basic Rent owed in 2018 and 2019 (the scheduled payment date and equity portion amount for each such payment, and the number for the relevant Verizon USLL Aircraft, are shown on Exhibit H).

Bombardier shall pay such amounts to AWA by wire transfer to the following account: JP Morgan Chase Bank, 111 E. Wisconsin Ave., Milwaukee, WI 53202, Swift Code CHASUS33, ABA no. 021000021 (Wire) 075000019 (ACH), Ref. Verizon Leases, Account Name: Air Wisconsin Airlines, Account No. 510114518,

Attention: Joanne Grishaber, 920-749-4103, treasury@airwis.com, unless AWA otherwise instructs Bombardier in writing.

Any amount not paid when due under this § 2 or §3 shall bear interest from the due date until the date on which such amount is paid at the rate of 10% per annum.

3.      Bombardier’s Additional Payment. Bombardier shall pay $7,000,000 (the “Additional Payment”) to AWA, by wire transfer to AWA’s account described in § 2 of this Agreement, no later than July 1, 2019. The Additional Payment:

3.1

shall be subject to AWA’s delivery to Bombardier of a certificate, signed by EDC and AWA in connection with a restructuring of AWA’s scheduled payments on its obligations to EDC, that such obligations have been restructured in a manner that, in the opinion of EDC and AWA, provides AWA with sufficient liquidity based upon projections provided to EDC by AWA (which projections EDC may share with Bombardier) to allow AWA to meet its Lease obligations through June 2021;

3.2

may be satisfied by Bombardier’s causing the transfer to AWA, no later than July 1, 2019, by documentation reasonably satisfactory to AWA, of unencumbered title to all the Owner Participant interests in all the Verizon USLL Aircraft; and, upon completion of such transfer, Bombardier shall be excused from any further obligation under § 2 of this Agreement to make any future payments to AWA for the equity portion of Basic Rent payments that become due by AWA after the transfer date; and

3.3

shall be subject to AWA’s delivery to Bombardier of a certificate to the effect that no “Event of Default” (as defined in any Lease) exists; provided, that if such an Event of Default exists on the proposed payment date for the Additional Payment but all such Events of Default are thereafter cured (whether before or after July 1, 2019) then (subject to § 3.1 and § 3.2 above) Bombardier shall pay the Additional Payment to AWA promptly upon delivery by AWA of a certificate to the effect that no Event of Default is continuing.

4.      Termination of RVGs for Debt Aircraft. At the Closing, Bombardier and AWA shall execute and deliver the RVG Termination Agreement.

5.      Termination of Other AWA-Bombardier Agreements. At the Closing, Bombardier and AWA shall execute and deliver the LMA Termination Agreement and the Offset Termination Agreement. In addition, at the Closing, all of Bombardier’s rights under the Existing Deferral Agreements shall automatically terminate without any further action by the parties.

6.      Assignment of Bombardier’s Loans. At the Closing, by means of a Loan Purchase Agreement, Bombardier shall transfer or cause to be transferred to EDC all right, title, and interest in the loans that Bombardier or its Affiliates made directly or indirectly to AWA in connection with Bombardier CRJ-200 aircraft (including indirect loans made through a trustee), including accrued interest on the date of transfer. This includes loans in respect of the Debt Aircraft. It also includes the Bridging Loans. If either Bombardier or any of its Affiliates has any legal or beneficial interest in any loan (funded or otherwise) to AWA, or in any other claim of indebtedness, either directly, or indirectly through a trustee, in connection with any loan or lease financing for CRJ-200 aircraft operated by AWA, then all right, title, and interest thereto shall be deemed to be assigned to EDC at Closing (and Bombardier shall ensure that such assignment occurs).

7.      EDC Loans. At the Closing, EDC and AWA shall execute and deliver the EDC Deferral Amendment and the EDC USLL Loan Documents.

8.      IQ Fee Payments. At the Closing, IQ and AWA shall execute and deliver the IQ Deferral Agreement.

9.      Representations.

9.1    EDC represents that:

9.1.1	it is the sole legal and beneficial owner of the Senior Certificates issued to it in respect of the Debt Aircraft under the Credit Agreements; and

9.1.2

this Agreement and each other Transaction Document to which it is a party have been duly authorized, executed, and delivered by it, and constitute its legal, valid, and binding obligations, enforceable against it in accordance with their terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by general principles of equity.

9.2    Bombardier represents that:

9.2.1

(a) it is the sole legal and beneficial owner of the Subordinated Certificates issued to it in respect of the Aircraft under each of the Credit Agreements and the sole legal and beneficial owner of the Senior Certificates issued to it under the Credit Agreement dated April 30, 2004, (b) Bombardier Services Corporation is the sole legal and beneficial owner of the Bridging Loans, and (c) neither Bombardier nor any of its Affiliates is the legal or beneficial owner of any other loans (funded or otherwise) to AWA, or of any other claim of indebtedness, either directly, or indirectly through a trustee, in connection with any loan or lease financing for CRJ-200 aircraft operated by AWA; and

9.2.2

this Agreement and each other Transaction Document to which it is a party have been duly authorized, executed, and delivered by it, and constitute its legal, valid, and binding obligations, enforceable against it in accordance with their terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by general principles of equity.

9.3

IQ represents that (a) it is the sole legal and beneficial owner of the fees payable under the IQ Agreements (as defined in the IQ Deferral Agreement), and (b) this Agreement and each other Transaction Document to which it is a party have been duly authorized, executed, and delivered by it, and constitute its legal, valid, and binding obligation, enforceable against it in accordance with their terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and by general principles of equity.

9.4	AWA represents that:

9.4.1

it is a limited liability company duly organized and existing in good standing under the laws of Delaware, has the company power and legal authority to own or lease property and to carry on business as a United States air carrier, and is duly qualified to do business in all jurisdictions wherein such qualification is necessary (except in any jurisdictions in which the failure to qualify would have no materially adverse effect on AWA’s ability to perform its obligations under the Transaction Documents);

9.4.2

its execution, delivery, and performance of each Transaction Document are within AWA’s company powers; and the Transaction Documents have been duly authorized by all necessary company action on AWA’s part, and do not contravene, result in a breach of, or require any consent under any law, judgment, decree, order, or contractual restriction binding on AWA or any agreement or instrument to which AWA is a party or to which it or any of its property is subject;

9.4.3

the Transaction Documents are legal, valid, and binding obligations of AWA enforceable against AWA in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity; and

9.4.4

it is a United States air carrier who is a citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of the Transportation Code (49 U.S. Code subtitle VII).

10.    Closing; Conditions Precedent. All aspects of the Closing are intended to become effective simultaneously, at the time that Bombardier makes the payment described in § 2.1. Each party’s willingness to execute and deliver this Agreement was subject to the satisfaction or waiver of the following conditions precedent:

10.1

the following documents have been executed and delivered: the RVG Termination Agreement, the LMA Termination Agreement, the Offset Termination Agreement, the EDC Deferral Amendment, the EDC USLL Loan Documents, and the IQ Deferral Agreement;

10.2	no Event of Default under AWA’s lease and loan agreements for the USLL Aircraft or the Debt Aircraft exists on the Closing Date; and

10.3	AWA has submitted updated 5 years of cash projections to Bombardier and EDC.

11.    Transaction Expenses. Each party will pay its own expenses in connection with the negotiation and documentation of this Agreement, except that AWA shall pay for such expenses of Loan Trustee and for the fees and expenses of Crowe & Dunlevy as FAA/IR counsel.

12.    Instructions to Loan Trustee. EDC and Bombardier hereby

authorize and direct Loan Trustee to execute, deliver, and perform its obligations under this Agreement, the EDC Deferral Amendment, and the EDC USLL Loan Documents.

13.    Consent. By its execution hereof, Bombardier hereby acknowledges and consents to the terms and conditions hereof for all purposes of the Bombardier Guarantee referred to in each of the Credit Agreements.

14.    Further Assurances. Each party shall execute such documents and take such actions at its own expense as any other party may reasonably request to effectuate the transactions contemplated by this Agreement.

15.    Miscellaneous. The following provisions of the Credit Agreements are hereby incorporated into this Agreement by this reference, mutatis mutandis, with respect to all parties: § 13.01 [No Waivers; Cumulative Remedies], § 13.02 [Notices], § 13.04 [Amendments], § 13.05(a) [Binding Effect; Consent to Assignment], § 13.07 [Governing Law; Jurisdiction; Waiver of Jury Trial], § 13.08 [Headings], § 13.09 [Execution in Counterparts], and § 13.12 [Confidentiality]. In addition to the terms of such § 13.12, AWA agree that EDC may disclose AWA’s quarterly and annual financial statements to Bombardier. Further, IQ’s current address for notices purposes is as follows:

Investissement Québec

600, de la Gauchetière Ouest, bureau 1500

Montréal, Québec H3B 4L8

Canada

Attention: Secrétaire

In addition, each party to this Agreement represents and warrants that it is subject to civil and commercial law with respect to its obligations under the Transaction Documents, that its making and performance of the Transaction Documents to which it is a party constitute private and commercial acts rather than governmental or public acts, and that neither it nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment, or from any other legal process with respect to its obligations under the Transaction Documents. To the extent that any party hereto may hereafter be entitled, in any jurisdiction in which judicial or arbitral proceedings may at any time be commenced with respect to any Transaction Document, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to such party such an immunity (whether or not claimed), such party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under all United States and Canadian sovereign immunity laws.

IN WITNESS WHEREOF, AWA, EDC, Bombardier, Loan Trustee, and IQ have executed this Restructuring Agreement.

AIR WISCONSIN AIRLINES LLC

By:	/s/ C. R. Deister

	Title:	President & CEO

HER MAJESTY IN RIGHT OF CANADA

By:	/s/ Geoff Bleich

	Title:	Geoff Bleich, Special Risks Manager
By:	/s/ Brian Craig

	Title:	Sr. Special Risks Manager

BOMBARDIER INC.

By:	/s/ Martin Herman

	Title:	Martin Herman, Director
By:	/s/ Alison Payne

	Title:	Alison Payne, Legal Counsel

U.S. BANK NATIONAL ASSOCIATION
as trustee

By:	/s/ Charles Gallagher

	Title:	Charles Gallagher, Asst. Vice President

INVESTISSEMENT QUÉBEC

By:	/s/ Marie-Josée Giroux

	Title:	Director, Specialized Financing

Exhibit A

Definitions; Usage

Any agreement, instrument, or statute referred to in this Exhibit means such agreement, instrument, or statute as from time to time supplemented and amended. Unless the context otherwise requires, any provision of any law includes any such provision as amended, modified, supplemented, substituted, reissued, or reenacted before the date of this Agreement, and thereafter from time to time. A definition in singular form applies to the plural form of the term, and vice versa. “Including” means “including but not limited to”. “Or” is copulative and not disjunctive. “Herein”, “hereof”, “hereunder”, etc. mean in, of, under, etc. this Agreement (and not merely in, of, under, etc. the section or provision where the reference appears). References in this Agreement to sections, paragraphs, clauses, appendices, schedules, and exhibits are to sections, paragraphs, clauses, appendices, schedules and exhibits in and to this Agreement unless otherwise specified.

The following terms, when capitalized as below, shall have the following meanings for all purposes of this Agreement:

Affiliate of any Person: any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and “controlling”, “controlled by”, and “under common control with” have correlative meanings.

Bridging Loans: a total of $3.3 million original principal amount of maintenance bridging loans, made by Bombardier Services Corporation to AWA for the four Verizon-DVB USLL Aircraft, pursuant to four $825,000 Promissory Notes dated November 7, 2002, November 8, 2002, November 27, 2002, and December 13, 2002.

Closing: the consummation of the transactions described in §§ 2.1, 4, 5, 6, 7, and 8 of this Agreement.

Closing Date: the date of this Agreement.

Credit Agreements: the Credit Agreements among AWA, EDC, Bombardier, and Loan Trustee described in Exhibit B.

Debt Aircraft: the 35 Bombardier CRJ-200 aircraft identified in Exhibit B.

EDC Deferral Amendment: Amendment No. 4 to Deferral Agreement, in the form of Exhibit F.

EDC USLL Loan Documents: the Credit Agreement between AWA as borrower and EDC as lender, and the Security Agreement and Subordination Acknowledgment between AWA as borrower and Loan Trustee as mortgagee, each dated on or about the date of this Agreement.

Existing Deferral Agreements: the September 30, 2015, January 25, 2016, February 25, 2016, and April 7, 2016 Deferral Agreements entered into by AWA and some or all of EDC, Bombardier, and Loan Trustee.

FLDG: (1) a Loan Deficiency Agreement entered into with respect to a USLL Aircraft by IQ and the Loan Trustee for that USLL Aircraft, or (2) an Equity Deficiency Agreement entered into with respect to a USLL Aircraft by IQ, the Owner Participant for that USLL Aircraft, and the related Owner Trustee.

IQ Deferral Agreement: Deferral Agreement No. 7, in the form of Exhibit G.

Lease: a Lease Agreement between an owner trustee as “Lessor” and AWA as “Lessee”, covering a USLL Aircraft.

LMA Termination Agreement: an agreement in the form of Exhibit D.

Offset Termination Agreement: an agreement in the form of Exhibit E.

Other EDC USLL Aircraft: the ten Bombardier CRJ-200 aircraft having the following FAA registration numbers / manufacturer’s serial numbers: N408AW/7568,       N411ZW/7569,       N412AW/7582,       N413AW/7585,       N414ZW/7586,       N415AW/7593,       N416AW/7603,       N417AW/7610,       N418AW/7618, and N419AW/7633.

Owner Participant: the entity defined as the “Owner Participant” in a Lease.

Person or person: an individual, firm, business, partnership, joint venture, trust, trustee, government entity, organization, association, corporation, limited liability company, government agency, governmental committee, governmental department, governmental authority, and other body or organization, corporate or incorporate, whether having distinct legal status or not, or any member of any of them.

RVG Termination Agreement: an agreement in the form of Exhibit C.

Transaction Documents: this Agreement, the RVG Termination Agreement, the LMA Termination Agreement, the Offset Termination Agreement, the EDC

Deferral Amendment, the EDC USLL Loan Documents, and the IQ Deferral Agreement.

USLL Aircraft: the Other EDC USLL Aircraft and the Verizon USLL Aircraft.

Verizon USLL Aircraft: the Verizon-DVB USLL Aircraft and the Verizon-EDC USLL Aircraft.

Verizon-DVB USLL Aircraft: the four Bombardier CRJ-200 aircraft having the following FAA registration numbers / manufacturer’s serial numbers: N431AW/7256, N432AW/7257, N433AW/7289, andN434AW/7322.

Verizon-EDC USLL Aircraft: the ten Bombardier CRJ-200 aircraft having the following FAA registration numbers / manufacturer’s serial numbers: N420AW/7640,       N423AW/7636,       N424AW/7656,       N425AW/7663,       N426AW/7669,       N427ZW/7685,       N428AW/7695,       N429AW/7711,       N430AW/7719, and N435AW/7724.

Exhibit B

Description of Credit Agreements and Debt Aircraft

1. Credit Agreement dated as of April 15, 2003, among AWA, EDC, Bombardier and Loan Trustee, relating to Bombardier aircraft model CL-600-2B19 bearing the following FAA registration numbers (and manufacturer’s serial numbers): N436AW (7734), N437AW (7744), N438AW (7748), N439AW (7753), N440AW (7766), N441ZW (7777), N442AW (7778), N443AW (7781), and N444ZW (7788).

2. Credit Agreement dated as of July 25, 2003, among AWA, EDC, Bombardier and Loan Trustee, relating to Bombardier aircraft model CL-600-2B19 bearing the following FAA registration numbers (and manufacturer’s serial numbers): N445AW (7804), N446AW (7806), N447AW (7812), N448AW (7814), N449AW (7818), and N450AW (7823).

3. Credit Agreement dated as of September 11, 2003, among AWA, EDC, Bombardier and Loan Trustee, relating to Bombardier aircraft model CL-600-2B19 bearing the following FAA registration numbers (and manufacturer’s serial numbers): N451AW (7832), N452AW (7835), and N453AW (7838).

4. Credit Agreement dated as of October 24, 2003, among AWA, EDC, Bombardier and Loan Trustee, relating to Bombardier aircraft model CL-600-2B19 bearing the following FAA registration numbers (and manufacturer’s serial numbers): N454AW (7842), N455AW (7848), N456ZW (7849), N457AW (7854), and N458AW (7861).

5. Credit Agreement dated as of November 21, 2003, among AWA, EDC, Bombardier and Loan Trustee, relating to Bombardier aircraft model CL-600-2B19 bearing the following FAA registration numbers (and manufacturer’s serial numbers): N459AW (7863), N460AW (7867), and N461AW (7870).

6. Credit Agreement dated as of December 5, 2003, among AWA, EDC, Bombardier and Loan Trustee, relating to Bombardier aircraft model CL-600-2B19 bearing the following FAA registration numbers (and manufacturer’s serial numbers): N462AW (7875) and N463AW (7878).

7. Credit Agreement dated as of April 30, 2004, among AWA, EDC, Bombardier and Loan Trustee, relating to Bombardier aircraft model CL-600-2B19 bearing the following FAA registration numbers (and manufacturer’s serial numbers): N464AW (7890), N465AW (7893), N466AW (7899), N467AW (7900), N468AW (7916), N469AW (7917), and N470ZW (7927).